EXHIBIT 3.1
                                                                     -----------

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                       OF
                             IVOICE TECHNOLOGY, INC.

         iVoice Technology, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

         1. The name of the corporation is iVoice Technology, Inc. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

         2. An Amended and Restated Certificate of Incorporation was filed by the New Jersey Treasurer on January 11, 2005.

         3. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on March 6, 2008 and pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

         3. The Amendment to the Certificate of Incorporation herein certified effects the following changes: Article III, Preferred Stock, Section C, Subparagraph 6(i) shall be amended to revise the formula for calculating the Conversion Price. To accomplish the foregoing amendment, Section C, Subparagraph 6(i) of Article III, Preferred Stock of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following new subparagraph:

                  "6. Conversion. The shares of Series A Preferred Stock shall be subject to conversion rights as follows (the "Conversion Rights "):
                  (i) Holder Conversion Right. Subject to the limitation set forth in Section 6(ii), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the day prior to the Liquidation Date, if any, as may have been fixed in any Liquidation Notice, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Amount by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The "Conversion Price" per share shall initially be calculated by dividing the number of shares of Series A Preferred Stock being converted times the Series A Initial Value, subject to adjustment as set forth in the Certificate of Incorporation, by eighty percent (80%) of the lowest price that the Corporation has ever issued its
         Class A Common Stock, subject to adjustment as set forth in Section 6(iv).
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         I, the undersigned officer of iVoice Technology, Inc., certify that the foregoing Amendment to the Certificate of Incorporation of iVoice Technology, Inc. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 6th day of March 2008.


         By:________________________________
                  Jerome Mahoney
                  President